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Exhibit 3.1.1 Certificate of Amendment to Articles of incorporation of ERF
Wireless, Inc.

                                                               Filed # C15007-04
                                                                 August 27, 2004
Certificate of Amendment
(Pursuant to NRS 78.385 and 78.390)

        Certificate of Amendment to Articles of Incorporation For Nevada
                              Profit Corporations
          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of Corporation: ERF Wireless, Inc.

2. The articles have been amended as follows (provide article numbers, if available)

Article Seventh has been amended so that:
(1) in no instance shall the board of directors exceed seven members;
(2) a director may be removed on for cause and only by the affirmative vote of the holders of 60% of the combined voting power of the then outstanding shares of stock entitled to vote;
(3) members of the board of directors shall be entitled to reasonable fees, or other compensation, but not salaries, for their services as directors; and
(4) the affirmative vote of 60% of the combined voting power of the then outstanding shares of stock entitled to vote shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article Seventh.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is 100%.

4. Effective date of filing (optional):

5. Officer Signature (required) /S/ RICHARD O. WEED
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